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                        EXHIBIT 99(C)
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                    DALHART BANCSHARES, INC.
                      A TEXAS CORPORATION



             NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                 TO BE HELD ON ------------, 1994

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     The Special Meeting of Shareholders (the "Special Meeting") of
Dalhart Bancshares, Inc. ("Dalhart") will be held on ------------, 1994, at ------------, local time, at the offices of Citizens State Bank of Dalhart, 323 Denver Avenue, Dalhart, Texas 79022, for the following purpose:

          To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated
          May 19, 1994, attached as Exhibit A to the accompanying Joint Proxy Statement/Prospectus, providing for the merger of Dalhart with and into Boatmen's Texas, Inc., a Texas corporation and wholly owned subsidiary of Boatmen's Bancshares, Inc.

     Only the holders of common stock of Dalhart of record at the close of business on ------------, 1994 are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

     EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of your signed proxy will help assure a quorum and aid Dalhart in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting.

                             By Order of the Board of Directors


                             Secretary

Dalhart, Texas

- ------------, 1994

DALHART SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES
UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FOR SUBMITTING SUCH CERTIFICATES.